EXHIBIT 16

April 23, 2007

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

AngelCiti Entertainment, Inc.

File Reference No. 000-30213

We were previously the independent registered public accounting firm for AngelCiti Entertainment, Inc. and under the date of March 9, 2007, we reported on the financial statements of AngelCiti Entertainment, Inc. as of December 31, 2006, and for the years ended December 31, 2006 and 2005.

On April 19, 2007, we resigned as the independent registered public accounting firm.  We have read AngelCiti Entertainment, Inc.’s statements included in Item 4.01 as it pertains to Salberg & Company, P.A. on the Form 8-K dated April 19, 2007 of AngelCiti Entertainment, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements.

Very truly yours,

SALBERG & COMPANY, P.A.

/s/ Scott D. Salberg

Scott D. Salberg, CPA

For the Firm